Exhibit 99.1

TYME Announces Fourth Quarter and Fiscal Year 2020 Financial and Operating Results

•	TYME-88-Panc pivotal trial enrolling patients using oral SM-88 as a potential treatment for third-line pancreatic cancer

•	PanCAN enrolling patients in its Precision PromiseSM adaptive randomized Phase II/III registration-intent trial evaluating oral SM-88 as second-line monotherapy for pancreatic cancer

•

TYME & Joseph Ahmed Foundation’s HopES sarcoma study enrolling patients for the investigator-initiated Phase II trial studying oral SM-88 as maintenance monotherapy in previously treated metastatic Ewing’s sarcoma and salvage monotherapy in clinically advanced sarcomas

•	TYME to present updated findings from preclinical data on cancer metabolism-based compounds: SM-88 and TYME-18

•	Strategic collaboration with Eagle Pharmaceuticals entitled TYME to receive up to a total of $40 million, which included $20 million upfront and $20 million in potential milestone payments

•

Additional capital resources better position TYME to carry out its clinical trials in pancreatic cancer and sarcomas, advance plans for clinical trials in metastatic breast, prostate and/or hematological cancers, as well as continue developing pre-clinical and mechanism data studies

•	Fourth Quarter and Fiscal Year 2020 conference call today, May 20th, at 5 p.m. Eastern Standard Time

NEW YORK, NY, May 20, 2020 — (BUSINESS NEWSWIRE) — Tyme Technologies, Inc. (NASDAQ: TYME), an emerging biotechnology company developing cancer metabolism-based therapies (CMBTs™), announced preliminary financial and operating results for its fourth quarter and fiscal year ended March 31, 2020. TYME delivered on multiple major milestones in Fiscal Year 2020, including its two most important corporate priorities, launching the first pivotal trial that will evaluate oral SM-88 (racemetyrosine) for patients with third-line pancreatic cancer and strengthening its capital structure. Given these developments, TYME now has a clear path toward becoming a commercial enterprise.

During fiscal 2020, the Company presented a growing body of clinical data at major international medical meetings, initiated the TYME pivotal study in third-line pancreatic cancer, partnered with PanCAN to initiate the Precision PromiseSM Phase II/III registration intent study in second-line pancreatic cancer, and expanded the clinical study program into high-risk sarcomas. Additionally, the strategic investment and partnership with Eagle Pharmaceuticals better positions TYME for success with its ongoing trials and to advance planning for clinical trials in metastatic breast, prostate and/or hematological cancers.

“Fiscal Year 2020 was our most productive year to date in which we made significant progress on our key initiatives across all functions of our business. The positive results across multiple studies achieved in fiscal 2020 positioned TYME to initiate our first pivotal trial in pancreatic cancer, partner with PanCAN for the innovative Precision Promise trial, start the phase II trial for high-risk sarcomas, and produce encouraging top line data from Part 1 of the TYME-88-Panc study. We witnessed promising final data in the Phase II biomarker recurrent prostate trial and strengthened our capital structure,” said Steve Hoffman, Chairman and Chief Executive Officer of TYME. “We believe these combined achievements should enhance the value of TYME and serve as our engine of growth for the next several years. Importantly, each milestone that we accomplished strengthens our conviction in achieving our fiscal 2021 corporate goals and objectives toward improving the lives of patients with advanced cancers.”

The COVID-19 pandemic has had a global impact and we are monitoring its impact on all aspects of our business, our clinical trials, and the safety of patients. We are working closely with our clinical trial sites during the pandemic. At this time, all trials for SM-88 are still actively enrolling patients and we believe we have sufficient clinical supply to complete all of our trials. We are targeting full enrollment for the TYME-88-Panc pivotal trial by late-2020 to early-2021. We are committed to working with the clinical trial sites to assure appropriate access for patients who are seeking clinical trial options for these advanced cancers for which the patients have limited or no other treatment options.

Fourth Quarter and Fiscal Year 2020 Financial Results

As of the fourth quarter ended March 31, 2020, the Company had approximately $26.7 million in cash and cash equivalents compared to $11.5 million in cash and cash equivalents as of the third quarter ended December 31, 2019. On January 7, 2020, TYME received $20.0 million from the sale and issuance of 10,000,000 shares of common stock of the Company to Eagle Pharmaceuticals in a private placement.

TYME’s operational cash burn rate for the fourth quarter of fiscal year 2020 was $5.9 million compared to $4.5 million for the third quarter of fiscal year 2020 and $4.2 million for the fourth quarter of fiscal 2019. The burn rate was generally consistent with our previous projections and predominantly reflected costs associated with our ongoing TYME-88-Panc Phase II trial and the launch of the pivotal phase of our TYME-88-Panc trial to evaluate SM-88 as a potential treatment for patients with third-line pancreatic cancer. Based on products and services to support active clinical trials, the initiation and roll out of the Precision PromiseSM trial and other business developments, TYME anticipates that its quarterly cash usage from operations should average $7.0 to $8.0 million per quarter for fiscal year 2021. TYME expects the actual net quarterly cash burn to be lower than the operational cash burn after accounting for cash inflows from potential equity, debt or strategic financing activities.

The Company believes that its cash and cash equivalents as of March 31, 2020, together with anticipated access to additional capital, is adequate to fund the current trials in pancreatic cancer, the HopES Sarcoma Phase II Trial, advance planning for clinical trials in breast, prostate and/or hematological cancers, as well as continue its pre-clinical and mechanism data studies.

Conference Call Details

TYME management will be hosting a conference call for analysts and investors on Wednesday, May 20, 2020 at 5:00 pm Eastern Time. Those interested in participating in the conference call should dial: (833) 490-0614 (Domestic) / (918) 922-6753 (International); and enter passcode: 2174222. The call will also be viewable via webcast, which can be accessed through the “Investors” tab of the company’s website (ir.tymeinc.com). A replay of this conference call will also be available via webcast shortly after the event.

Anticipated Upcoming Key Events

TYME currently expects the following key events in calendar year 2020:

•	Present preclinical data for SM-88 and TYME-18 at AACR 2020

•	Advance enrollment in TYME-88-Panc pivotal study

•	Advance enrollment in the HopES Sarcoma Phase II Trial

•	Advance enrollment in PanCAN’s Precision PromiseSM adaptive randomized Phase II/III registration-intent trial in patients with pancreatic cancer using oral SM-88 in second-line monotherapy

•	Health economic outcomes studies on total cost of care for pancreatic cancer patients at ISPOR 2020 and ASCO 2020

•	Publish final data for SM-88 Phase II prostate study

•	Initiate plans for SM-88 clinical programs into other tumor types potentially including metastatic breast, recurrent prostate and/or hematological cancers

•	Present and/or publish final data from Part 1 of TYME-88-Panc study

•	Continue proof-of-concept and IND-enabling activities for TYME-18

Corporate Developments

Today, TYME also announced the exchange of all its outstanding April 2, 2019 warrants to purchase 8 million shares of its common stock. As a result of the exchanges, none of the 2019 warrants remain outstanding. The exchanging holders also entered into leak-out agreements that restrict sales of the shares received in connection with the exchanges and prohibit new short positions or short sales for a period of six months. Warrants to acquire approximately 5.8 million shares are being exchanged for approximately 2.4 million shares of TYME’s common stock, and the remaining warrant to acquire approximately 2.2 million shares is being exchanged for a new warrant to acquire the same number of shares, but for a lower exercise price of $1.80. The new warrant also does not include the price protection, anti-dilution or other restrictions on Company action contained in the 2019 warrants. Additional details about the exchanges can be found in the Company’s current report on Form 8-K filed today with the Securities and Exchange Commission.

Summary of Recent Developments

TYME Announced Abstracts Selected for Presentation at the American Association for Cancer Research, AACR 2020

TYME will highlight findings from preclinical data on two CMBTs: SM-88 and TYME-18 at the AACR 2020 Virtual Meeting to be held from June 22 to June 24, 2020. The first abstract describing SM-88 showed that mice receiving SM-88 monotherapy demonstrated significantly reduced tumor size as compared to control mice. The preclinical data suggest SM-88 monotherapy increases oxidative stress from reactive oxygen species (ROS) and interferes with autophagy, an important survival mechanism utilized by cancer cells. Both of these effects may be associated with SM-88’s intended mechanism of specifically disrupting cancer cell metabolism with a dysfunctional amino acid. Additionally, preclinical data supports that SM-88 modulates tumor immunity, specifically tumor associated macrophages (TAMs) reducing immunosuppressive (M2) macrophages that have demonstrated a critical role in overall tumor immune dynamics.

Separately, new data will be presented for TYME’s CMBT compound, TYME-18. TYME-18 is designed for intra-tumoral administration of difficult to treat tumors and leverages the acidic tumor microenvironment and signaling pathways to kill cancer cells. Initial preclinical data for TYME-18 in animal tumor models demonstrate rapid and complete tumor regression, with no reported local or systemic toxicities. TYME-18 continues to be studied as a potential therapy for difficult to treat tumors that may not be eligible for surgical or other interventions.

TYME Announced First Patient Dosed in TYME-88-Panc Pivotal Trial to Evaluate SM-88 as Oral Treatment for Patients with Metastatic Pancreatic Cancer

The first pancreatic cancer patient was dosed in Part 2 of the TYME-88-Panc pivotal trial designed to support approval of SM-88, TYME’s leading cancer metabolism-based therapy, for the third-line treatment of patients with metastatic pancreatic cancer. CMBTs are proprietary investigational compounds that are believed to disrupt cancer cells’ protein synthesis, leading to a breakdown of the cancer’s key defenses and cell death. In clinical trials, SM-88 has demonstrated encouraging tumor responses across 15 different cancers, including pancreatic, prostate, sarcoma, breast, lung, and lymphoma cancers with minimal serious grade 3 or higher adverse events.

TYME and The Joseph Ahmed Foundation Announced First Patient Dosed in HopES Phase II Trial Evaluating the Potential Benefits of Oral SM-88 for Patients with High-Risk Sarcomas

The first sarcoma cancer patient was dosed at the Sarcoma Oncology Center in the HopES Phase II trial designed to evaluate SM-88 for the treatment of high-risk sarcomas, which are ultra-rare cancers with high unmet medical need.

Tyme Technologies and Eagle Pharmaceuticals Announced Strategic Collaboration to Advance Innovative Oral SM-88 for the Treatment of Patients with Cancer

TYME and Eagle announced the formation of a U.S. strategic collaboration focused on the co-promotion of TYME’s lead CMBT candidate, oral SM-88, in advanced cancers. Under the terms of the securities purchase agreement, TYME received a $20 million upfront cash payment for 10 million restricted shares of TYME common stock at $2.00 per share. In addition, TYME is entitled to receive a $20 million milestone payment upon the successful completion of the first to occur of the following three events: (1) achievement of the primary endpoint of overall survival in its TYME-88-Panc pivotal trial; or (2) achievement of the primary endpoint of overall survival in the PanCAN Precision PromiseSM SM-88 registration arm; or (3) U.S. Food and Drug Administration (FDA) approval of SM-88 in any cancer. This payment would be split into a $10 million milestone cash payment and a $10 million investment in TYME at a 15% premium to the then prevailing market price. Eagle’s shares will be restricted from sale until the earlier of three months following the milestone event or the three-year anniversary of the agreement.

Under the terms of the co-promotion agreement, Eagle Pharmaceuticals will undertake 25% of the promotional sales effort for SM-88 in the U.S. oncology market and receive 15% of the net U.S. revenues of SM-88, and TYME will be responsible for the remaining promotional effort. TYME will also be responsible for clinical development, regulatory approval, commercial strategy, marketing, reimbursement and manufacturing of SM-88. TYME retains the remaining 85% of net U.S. revenues and reserves the right to repurchase Eagle’s co-promotion right for $200 million.

As part of this strategic collaboration between TYME and Eagle, there is also the potential to evaluate oral SM-88 in combination therapy or as monotherapy through leveraging Eagle’s oncology pipeline and expertise in oncology settings, which may include trials in breast or lung cancers and other tumor types.

TYME Announced Health Economic Research Study Presented at ISPOR and Published in the Journal Value in Health Demonstrated Reduction in Total Cost of Care with Increased Use of New Medicines for Treatment of Patients with Pancreatic Cancer

The results of a health economic outcomes study demonstrated that the therapeutic benefit of increasing the use of novel medicines is so great that it is driving a decrease in the actual total cost of healthcare. The supporting data from the study were presented at the International Society for Pharmacoeconomics and Outcomes Research (ISPOR) Virtual Meeting held from May 18 to May 20 and published in the Society’s journal, Value in Health. The study looked at treatment inflation-adjusted expenses per patient for pancreatic cancer care between 2009 and 2016 and found that for every additional $1 spent on drugs for pancreatic cancer between 2009 and 2016, there was a reduction in non-drug spending of $8 - $9.

About SM-88

SM-88 is an oral investigational modified proprietary tyrosine derivative that is hypothesized to interrupt the metabolic processes of cancer cells by breaking down the cells’ key defenses and leading to cell death through oxidative stress and exposure to the body’s natural immune system. Clinical trial data have shown that SM-88 has demonstrated encouraging tumor responses across 15 different cancers, including pancreatic, lung, breast, prostate, sarcoma and lymphoma cancers with minimal serious grade 3 or higher adverse events. SM-88 is an investigational therapy that is not approved for any indication in any disease.

About Tyme Technologies

Tyme Technologies, Inc., is an emerging biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. For more information, visit www.tymeinc.com. Follow us on social media: @tyme_Inc, LinkedIn, Instagram, Facebook and YouTube.

Use of Non-GAAP Financial Measures

The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP measures. The adjustments relate to the change in fair value of warrant liabilities, warrant modification expense, severance stock-based compensation and amortization of employees, directors and consultants’ stock-options. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles (“Non-GAAP Measures”). In the reconciliation tables that follow, we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures, net loss and net loss per share. These items are adjusted because they are not operational or because they are significant non-cash charges and management believes these adjustments are meaningful to understanding the Company’s performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP. Our definitions of adjusted net loss and adjusted loss per share may not be comparable to similar measures reported by other companies.

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidates, including SM-88 and TYME-18, and their clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words including their use in the negative or by discussions of future matters such as the effect of the novel coronavirus (COVID-19) pandemic and the associated economic downturn and impacts on the Company’s ongoing clinical trials, the cost of development and potential commercialization of our lead drug candidate and of other new products, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our ongoing and planned clinical trials and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of TYME’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the severity, duration, and economic impact of the coronavirus pandemic; that the information is of a preliminary nature and may be subject to change; uncertainties inherent in the cost and outcomes of research and development, including the cost and availability of acceptable-quality clinical supply and the ability to achieve adequate clinical study design and start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final data from any clinical trial may differ from prior or preliminary study data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; the ability of TYME and its collaborators to develop and realize collaborative synergies; competitive developments; and the factors described in the section captioned “Risk Factors” of TYME’s Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission available at www.sec.gov.

The information contained in this press release is as of its release date and TYME assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

For Investor Relations & Media Inquiries:

Contact:

1-212- 461-2315

investorrelations@tymeinc.com

media@tymeinc.com

Tyme Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended
	March 31,
	2020	2019
Operating expenses:
Research and development	$12,955,879	$14,719,481
General and administrative (including $447,000 and $977,000 of related party legal expenses, respectively)	12,804,493	14,586,165
Severance expense	—	2,470,906

Total operating expenses	25,760,372	31,776,552

Loss from operations	(25,760,372)	(31,776,552)
Other income (expense):
Warrant modification expense	—	(1,289,125)
Change in fair value of warrant liability	3,644,601	—
Interest income	229,458	89,977
Interest expense	(114,243)	(7,415)

Total other income (expenses)	3,759,816	(1,206,563)

Loss before income taxes	(22,000,556)	(32,983,115)

Net loss	$(22,000,556)	$(32,983,115)

Basic and diluted loss per common share	$(0.19)	$(0.32)

Basic and diluted weighted average shares outstanding	114,533,102	102,354,050

The non-GAAP financial measures for the year ended March 31, 2020 and 2019 provide management with additional insight into the Company’s results of operations from period to period by excluding certain non-operational and non-cash charges, and are calculated using the following adjustments to net loss:

a)    The warrants issued as part of an equity offering on April 2, 2019 are measured at fair value using a Monte Carlo model which takes into account, as of the valuation date, factors including the current exercise price, the remaining contractual term of the warrant, the current price of the underlying stock, its expected volatility, the risk-free interest rate for the term of the warrant and the estimates of the probability of a fundamental transaction occurring. The warrant liability is revalued at each reporting period or upon exercise. Changes in fair value are recognized in the consolidated statements of operations and are excluded from adjusted net loss and adjusted net loss per share.

b)    The Company uses the Black Scholes option pricing model to determine fair value of stock options granted. For employees and non-employees, the compensation expense is amortized over the requisite service period which approximates the vesting period. The expense is excluded from adjusted net loss and adjusted net loss per share.

c)    The Company uses the Black-Scholes option pricing model to determine the expense associated with the modification of certain warrants and stock-based compensation grants.

Adjusted basic net loss per share is computed by dividing adjusted net loss by the weighted average number of shares of Company common stock outstanding for the period and adjusted diluted loss per share is computed by also including common stock equivalents outstanding for the period. During the periods presented, the calculation excludes any potential dilutive common shares and any equivalents as they would have been anti-dilutive as the Company incurred losses for the periods then ended.

Reconciliation of Net Loss to Adjusted Net Loss

	For the Year Ended March 31,
	2020	2019
Net loss (GAAP)	$(22,001,000)	$(32,983,000)
Adjustments:
Change in fair value of warrant liability	(3,645,000)	—
Warrant modification expense	—	1,289,000
Severance stock based compensation	—	388,000
Amortization of employees, directors and consultants stock options	6,086,000	8,563,000

Adjusted net loss (non-GAAP)	$(19,560,000)	$(22,743,000)

Reconciliation of Net Loss Per Share to Adjusted Basic and Diluted Net Loss Per Share

	For the Year Ended March 31,
	2020	2019
Net loss per share (GAAP)	$(0.19)	$(0.32)
Adjustments:
Change in fair value of warrant liability	(0.03)	—
Warrant modification expense	—	0.01
Severance stock based compensation	—	*
Amortization of employees, directors and consultants stock options	0.05	0.08

Adjusted basic and diluted net loss per share (non-GAAP)	$(0.17)	$(0.23)

*	The effect of the change was negligible to the adjusted basic and diluted net loss per share.